EXHIBIT 5.2

The Telecom Italia securities referred to herein that will be issued in connection with the merger have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the Securities Act) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Telecom Italia securities are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act. The merger described herein relates to the securities of two foreign (non-U.S.) companies. The merger in which TIM ordinary shares and savings shares will be converted into Telecom Italia shares is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Telecom Italia and TIM are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment. You should be aware that Telecom Italia may purchase securities of TIM otherwise than under the merger, such as in open market or privately negotiated purchases

Special Savings Shareholders’ Meeting held in Milan

TIM: SAVINGS SHAREHOLDERS’ MEETING ADOPTS RESOLUTION PASSED BY THE EXTRAORDINARY SHAREHOLDERS’ MEETING REGARDING THE PLAN TO MERGE TELECOM ITALIA MOBILE S.p.A. WITH AND INTO TELECOM ITALIA S.p.A. AND APPOINTS A COMMON REPRESENTATIVE

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   Extraordinary Shareholders’ Meeting resolution regarding the planned merger of Telecom Italia Mobile S.p.A. with and into Telecom Italia S.p.A. approved;

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   Common representative appointed.

Milan, April 6, 2005 – Today’s Special Savings Shareholders’ Meeting in Milan has adopted the Extraordinary Shareholders’ Meeting resolution regarding the plan to merge Telecom Italia Mobile S.p.A. with and into Telecom Italia S.p.A., at the following share exchange ratios:

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1.73 Telecom Italia ordinary shares with a par value of €0.55 per share for each TIM ordinary share with a par value of €0.06 per share.

-  2.36 Telecom Italia savings shares with a par value of €0.55 per share for each TIM savings share with a par value of €0.06 per share.

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The TIM Special Shareholders’ Meeting reappointed Carlo Pasteris as common representative for three years from April 11, 2005. His previous term finished on April 10, 2005.

Carlo Pasteris was born in Turin, Italy on 1927. A chartered public accountant and auditor, he is the common representative for Telecom Italia and Telecom Italia Media S.p.A. savings shareholders.

Right of withdrawal

In view of the fact that, formally speaking, the Telecom Italia savings shares that shall be allocated to TIM savings shareholders as a result of the merger provide an entitlement to an increase in dividends for ordinary shareholders that is lower than currently available to TIM savings shareholders, TIM savings shareholders who do not agree with the adoption of the Special Shareholders’ Meeting resolution have a right to withdraw from TIM pursuant to article 2437, clause 1, point g) of the Italian civil code.

The liquidation price for shares belonging to TIM savings shareholders who exercise their right to withdraw has been set at €4.84 per share.

A special announcement providing instructions on how to exercise the right to withdraw will be published after the TIM Extraordinary Shareholders’ Meeting resolution taken on April 5, 2005 and the resolution passed by today’s special meeting have been entered into the Register of Companies, pursuant to article 84 of the regulations adopted under CONSOB resolution no. 11971/99.

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